Registration No. 333-221300
Rule 424(b)(3)

PROSPECTUS

ONE HORIZON GROUP, INC.

941,667 Shares of Common Stock

This prospectus relates to the resale by Bespoke Growth Partners, Inc. (“Bespoke” or the “Selling Stockholder”) of up to 941,667 shares of common stock (the “Shares”) of One Horizon Group, Inc. (the “Company”), including 833,334 shares issuable upon exercise of warrants (the “Warrants”), issued pursuant to a Consulting Agreement dated October 17, 2017. The Warrants are exercisable until December 31, 2017 at an exercise price of $0.60 per share.

The Selling Stockholder may sell the Shares from time to time on the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder; however we will receive the proceeds from the exercise of the warrants. We will pay the expenses of registering the Shares.

Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors beginning on page 5 of this prospectus before purchasing any of the shares offered by this prospectus.

Our common stock is listed on the NASDAQ Capital Market under the symbol “OHGI”.

The last reported sale price of our common stock on the NASDAQ Capital Market on November 8, 2017 was $1.25 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 9, 2017.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any free writing prospectus we authorize to be delivered to you in connection with this offering and the documents we have filed with the Securities and Exchange Commission that are incorporated herein by reference include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21B of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Words such as “may,” “should,” “anticipate,” “estimate,” “expect,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. Forward-looking statements represent management’s present judgment regarding future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to, risks and uncertainties relating to our current cash position and our need to raise additional capital in order to be able to continue to fund our operations; the potential delisting of our common stock from The NASDAQ Capital Market; our ability to retain our managerial personnel and to attract additional personnel; competition; our ability to protect intellectual property rights, and any and other factors, including the risk factors identified in the documents we have filed, or will file, with the Securities and Exchange Commission. Please also see the discussion of risks and uncertainties under the caption “Risk Factors”, beginning on page __ of this prospectus.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated herein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the respective dates of this prospectus or the date of the document incorporated by reference in this prospectus. We expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

You should rely only on the information contained in or incorporated by reference in this prospectus and any freewriting prospectus we have authorized to be delivered to you in connection with this offering. We have not authorized anyone to provide you with information that is different. The information contained or incorporated by reference in this prospectus and any free writing prospectus we authorize to be delivered to you in connection with this offering is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus or any such free writing prospectus or of any sale of our securities offered hereby. It is important for you to read and consider all information contained in this prospectus and any free writing prospectus we authorize to be delivered to you in connection with this offering, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to the “Company,” “One Horizon” “we,” “us” and “our” refer to One Horizon Group Inc. and its subsidiaries.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. This summary does not contain all the information you should consider before investing in our securities. You should prospectus, including the factors described under the heading “Risk Factors” in this prospectus on page __ and the financial and other information incorporated by reference in this prospectus, as well as the information included in any free writing prospectus that we have authorized for use in connection with this offering, before making an investment decision.

Overview

The Company is based primarily in Hong Kong and China and holds the intellectual property and promotes and licenses secure messaging software for the growing gaming, security and education markets, primarily in Southeast Asia.

Recent Developments

Restructuring Transactions

On August 11, 2017, we consummated a Stock Purchase Agreement pursuant to which Brian Collins, our former Chief Executive Officer, acquired all of the outstanding capital stock of three of our subsidiaries, Abbey Technology GmbH, Horizon Globex GmbH, and Horizon Globex Ireland Ltd., and approximately 99.7% of the outstanding shares in One Horizon Group PLC from us in consideration for the forgiveness of approximately $2,000,000 of indebtedness to him. At the closing of the sale, Mr. Collins resigned from all positions held with us and our remaining subsidiaries and affiliated entities.

On August 18, 2017, Martin Ward, our Chief Financial Officer, converted $662,048 of indebtedness to him into 859,802 shares of our common stock.

On September 4, 2017, we entered into an agreement with Zhanming Wu, the owner of our 8% Series A Convertible Debentures in the principal amount of $3,500,000 (the “Debentures”), pursuant to which Mr. Wu agreed that he would not demand payment of the Debentures on or prior to October 1, 2017, in consideration for the right to convert $3,000,000 of the outstanding Debentures, together with all accrued but unpaid interest on the entire principal amount of the Debentures, which as of September 30, 2017 equaled approximately $350,000.00, into 13,000,000 shares of our common stock at any time on or before January 31, 2018. In addition, upon conversion of the $3,000,000 portion of the Debentures, the balance of the Debentures will be deemed cancelled and we will issue to Mr. Wu our $500,000 promissory note bearing interest at the rate of 7% per annum payable on August 31, 2019. The issuance of the shares to Mr. Wu has been approved by written consent of stockholders owning a majority of our outstanding shares in accordance with applicable rules of NASDAQ since the number of shares to be issued to Mr. Wu at the time we entered into the agreement with Mr. Wu was in excess of 20% of the then outstanding shares of our common stock. The shares may not be issued until the twenty-first day after we mail an Information Statement to our stockholders notifying them of the issuance (the “Information Statement”). We have filed a preliminary Information Statement with the SEC and expect to mail the Information Statement to Stockholders on or about November 6, 2017.

On September 4, 2017, we entered into an agreement with Mark White, the owner of 555,555 shares of our Series A-1 Convertible Preferred Stock, representing all of the Series A-1 Convertible Preferred Stock currently outstanding (the “Preferred Shares”), pursuant to which we agreed to redeem the Preferred Shares for 4,000,000 shares of our common stock. In addition to the shares issuable to Mr. White for the Preferred Shares, he will receive a $500,000 promissory note identical to the note issued to Mr. Wu. The issuance of the shares to Mr. White has been approved by written consent of stockholders owning a majority of our outstanding shares in accordance with applicable rules of NASDAQ since the number of shares to be issued to Mr. White, together with the shares to be issued to him as an inducement to his employment as our President and Chief Executive Officer, described below, at the time we entered into the agreement with Mr. White, was in excess of 20% of the then outstanding shares of our common stock. The shares may not be issued until the twenty-first day after we mail the Information Statement to our stockholders notifying them of the issuance.

Appointment of New Chief Executive Officer and Chief Operating Officer

On September 8, 2017, we appointed Mark White as our President and Chief Executive Officer. Mr. White served as our Chief Executive Officer from November 30, 2012 to July 24, 2014. In connection with his appointment, we issued 1,600,000 shares to Mr. White as an inducement grant. The issuance of the shares to Mr. White has been approved by written consent of stockholders owning a majority of our outstanding shares in accordance with applicable rules of NASDAQ since the number of shares to be issued to Mr. White, together with the shares to be issued to him in exchange for the Preferred Shares, described above, at the time we entered into an employment agreement with Mr. White, was in excess of 20% of the then outstanding shares of our common stock. The shares may not be issued until the twenty-first day after we mail the Information Statement to our stockholders notifying them of the issuance.

On September 4, 2017, we appointed Edwin Lun as our Chief Operating Officer. Mr. Lun will oversee our business development and operations in China and Hong Kong. In connection with his appointment, we issued 1,400,000 shares to Mr. Lun as an inducement grant. We have opened a regional headquarters’ office in Hong Kong.

Corporate Information

Our principal executive offices are located at 34 South Molton Street, London W1K 5RG, United Kingdom, and our telephone number at that location is +44(0)20 7409 5248. The URL for our website is www.onehorizongroup.com. The information contained on or connected to our website is not incorporated by reference into, and you must not consider the information to be a part of, this prospectus.

The Offering

Shares Offered	941,667 shares of common stock offered by Bespoke Growth Partners, Inc.

Shares Outstanding	27,826,510 shares of common stock (1)(2)

Use of Proceeds	We will not receive any proceeds from the sale of the Shares offered by this prospectus; however we will receive the proceeds from the exercise of the Warrants which will be used for general corporate purposes and as working Capital. See “Use of Proceeds.”

Listing	Our common stock is listed on the Nasdaq Capital Market under the trading symbol “OHGI.”

Plan of Distribution	The Selling Stockholder may sell the Shares from time to time on the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. See “Plan of Distribution.”

Risk Factors	You should carefully read and consider the information set forth or described under “Risk Factors” in this prospectus and all other information contained or incorporated by reference in this prospectus.

(1)	Does not include (i) 833,334 shares which the Selling Stockholder may acquire upon exercise of the Warrants, (ii) 578,014 shares which may be acquired upon exercise of other outstanding warrants and (iii) 109,050 shares upon exercise of outstanding options.

(2)	Gives effect to the issuance of 13,000,000 shares to Zhanming Wu in exchange for $3,000,000 of Debentures, 4,000,000 shares to Mark White in exchange for the Preferred Shares and 1,600,000 shares to Mark White as an inducement to his employment was President and Chief Executive Officer. See Prospectus Summary --”Recent Developments.”

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks described below and all other information in this prospectus the information and documents incorporated by reference, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occur, our business, financial condition and results of operations could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

RISKS ASSOCIATED WITH OUR BUSINESS AND INDUSTRY

We incurred a net loss in 2016 and 2015 and may not be able to continue as a going concern.

We incurred a net loss of $5.5 million for the year ended December 31, 2016 and a net loss of $6.3 million for the year ended December 31, 2015 and net cash flows from operations in each of those years. The report of our independent registered public accountants on our financial statements for the year ended December 31, 2016 states that these factors raise substantial doubt about our ability to continue as a going concern.

Unless we can establish broad market acceptance of our products, our potential revenues may be significantly reduced.

We expect that a substantial portion of our future revenue will be derived from the sale of our software products. We expect that these product offerings and their extensions and derivatives will account for a majority of our revenue for the foreseeable future. Broad market acceptance of our software products is, therefore, critical to our future success and our ability to continue to generate revenues. Failure to achieve broad market acceptance of our software products as a result of competition, technological change, or otherwise, would significantly harm our business. Our future financial performance will depend primarily on the continued market acceptance of our current software product offerings and on the development, introduction and market acceptance of any future enhancements. There can be no assurance that we will be successful in marketing our current product offerings or any new product offerings, applications or enhancements, and any failure to do so would significantly harm our business.

We are seeking to acquire businesses in the gaming, security and educational markets primarily in Southeast Asia and until will do we are unlikely to generate significant revenues.

 In August 2017 we sold a portion of our existing business operations. We are seeking to acquire businesses in the gaming, security and educational markets primarily in Southeast Asia. We are unlikely to generate significant revenues  until we complete such acquisitions.

We may be unable to effectively manage our planned expansion.

Our planned expansion may strain our financial resources. In addition, any significant growth into new markets may require an expansion of our employee base for managerial, operational, financial, and other purposes. During any growth, we may face problems related to our operational and financial systems and controls. We would also need to continue to expand, train and manage our employee base. Continued future growth will impose significant added responsibilities upon the members of management to identify, recruit, maintain, integrate, and motivate new employees.

If we are unable to successfully manage our expansion, we may encounter operational and financial difficulties which would in turn adversely affect our business and financial results.

We may require additional funding for our growth plans, and such funding may result in a dilution of your investment.

We attempted to estimate our funding requirements in order to implement our growth plans.

If the costs of implementing such plans should exceed these estimates significantly or if we come across opportunities to grow through expansion plans which cannot be predicted at this time, and our funds generated from our operations prove insufficient for such purposes, we may need to raise additional funds to meet these funding requirements.

These additional funds may be raised by issuing equity or debt securities or by borrowing from banks or other resources. We cannot assure you that we will be able to obtain any additional financing on terms that are acceptable to us, or at all. If we fail to obtain additional financing on terms that are acceptable to us, we will not be able to implement such plans fully. Such financing even if obtained, may be accompanied by conditions that limit our ability to pay dividends or require us to seek lenders’ consent for payment of dividends, or restrict our freedom to operate our business by requiring lender’s consent for certain corporate actions.

Further, if we raise additional funds by way of a rights offering or through the issuance of new shares, any shareholders who are unable or unwilling to participate in such an additional round of fund raising may suffer dilution in their investment.

We operate in a fast-evolving industry, which may make it difficult to evaluate our business and prospects.

We own the intellectual property and license secure messaging software to the gaming, security and educational markets primarily in Southeast Asia. Our future success may depend on our ability to adapt to technological advances, anticipate customer demands, develop new products and enhance our current products on a timely and cost-effective basis. Further, our products must remain competitive with those of other companies with substantially greater resources. We may experience technical or other difficulties that could delay or prevent the development, introduction or marketing of new products or enhanced versions of existing products. Also, we may not be able to adapt new or enhanced services to emerging industry standards, and our new products may not be favorably received. We cannot assure you that we will be profitable every year. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in operating losses.

Our operations and managements are located outside of the United States; U.S. investors may experience difficulties in attempting to effect service of process and to enforce judgments based upon U.S. federal securities laws against the company and its non U.S. resident officers and directors.

While we are organized under the laws of State of Delaware, our management, our officers and directors are non-U.S. residents, and our headquarters are located outside of the United States. Consequently, it may be difficult for investors to effect service of process on such officers and directors in the United States and to enforce in the United States judgments obtained in United States courts against such persons based on the civil liability provisions of the United States securities laws. Since all our assets are located outside of the U.S. it may be difficult or impossible for U.S. investors to collect a judgment against us. As well, any judgment obtained in the United States against us may not be enforceable.

We could lose our competitive advantages if we are not able to protect any proprietary technology and intellectual property rights against infringement, and any related litigation could be time-consuming and costly.

Our success and ability to compete depends to a significant degree on our proprietary technology incorporated in our software. If any of our competitors’ copies or otherwise gains access to our proprietary technology or develops similar technologies independently, we would not be able to compete as effectively. We also consider our family of registered and unregistered trademarks such as SmartPackets invaluable to our ability to continue to develop and maintain the goodwill and recognition associated with our brand. The measures we take to protect the proprietary technology software, and other intellectual property rights, which presently are based upon a combination of patents, patents pending, copyright, trade secret and trademark laws, may not be adequate to prevent their unauthorized use. Further, the laws of foreign countries may provide inadequate protection of such intellectual property rights.

We may need to bring legal claims to enforce or protect such intellectual property rights. Any litigation, whether successful or unsuccessful, could result in substantial costs and divert resources from intended uses. In addition, notwithstanding any rights we have secured in our intellectual property, other persons may bring claims against us that we have infringed on their intellectual property rights, including claims based upon the content we license from third parties or claims that our intellectual property right interests are not valid. Any claims against us, with or without merit, could be time consuming and costly to defend or litigate, divert our attention and resources, result in the loss of goodwill associated with our service marks or require us to make changes to our website or other of our technologies.

Our products must interoperate with many different networks, software applications and hardware products, and this interoperability will depend on the continued prevalence of open standards.

Our products are designed to interoperate with our customers’ existing and planned networks, which have varied and complex specifications, utilize multiple protocol standards, software applications and products from numerous vendors and contain multiple products that have been added over time. As a result, we must attempt to ensure that our products interoperate effectively with these existing and planned networks. To meet these requirements, we have and must continue to undertake development and testing efforts that require significant capital and employee resources. We may not accomplish these development efforts quickly or cost-effectively, or at all. If our products do not interoperate effectively, installations could be delayed or orders for our products could be cancelled, which would harm our revenue, gross margins and our reputation, potentially resulting in the loss of existing and potential customers. The failure of our products to interoperate effectively with our customers’ networks may result in significant warranty, support and repair costs, divert the attention of our engineering personnel from our software development efforts and cause significant customer relations problems.

We are dependent on our management team and the loss of any key member of that team could have a material adverse effect on our operations and financial condition.

We attribute our success to the leadership and contributions of our managing team comprising executive directors and key executives, in particular, to Mark White, our Chief Executive Officer, Edwin Lun, our Chief Operating Officer, and Chief Financial Officer, Martin Ward.

Our continued success is therefore dependent to a large extent on our ability to retain the services of these key management personnel. The loss of their services without timely and qualified replacement, would adversely affect our operations and hence, our revenue and profits.

We may not have sufficient insurance coverage and an interruption of our business or loss of a significant amount of property could have a material adverse effect on our financial condition and operations.

We currently do not maintain any insurance policies against loss of key personnel and business interruption as well as product liability claims. If such events were to occur, our business, financial performance and financial position may be materially and adversely affected.

We may be unable to adequately safeguard our intellectual property or we may face claims that may be costly to resolve or that limit our ability to use such intellectual property in the future.

Our business is reliant on our intellectual property. Our Horizon platform and software application is the result of our research and development efforts, which we believe to be proprietary and unique. However, we are unable to assure you that third parties will not assert infringement claims against us in respect of our intellectual property or that such claims will not be successful. It may be difficult for us to establish or protect our intellectual property against such third parties and we could incur substantial costs and diversion of management resources in defending any claims relating to proprietary rights. If any party succeeds in asserting a claim against us relating to the disputed intellectual property, we may need to obtain licenses to continue to use the same. We cannot assure you that we will be able to obtain these licenses on commercially reasonable terms, if at all. The failure to obtain the necessary licenses or other rights could cause our business results to suffer.

Our strategy with respect to our intellectual property is to patent our core software concepts wherever possible. All of our software is developed “in-house,” and then licensed to our customers. We take steps, including by contracts, to ensure that any changes, modifications or additions to the Horizon Platform requested by our customers remain the sole intellectual property of our company. However, our efforts in this regard may be inadequate to deter misappropriation of our proprietary information or we may be unable to detect unauthorized use and take appropriate steps to enforce our rights. Policing unauthorized use of our intellectual property is difficult and there can be no assurance that the steps taken by us will prevent misappropriation of our intellectual property.

Where litigation is necessary to safeguard our intellectual property, or to determine the validity and scope of the proprietary rights of others, this could result in substantial costs and diversion of our resources and could have a material adverse effect on our business, financial condition, operating results or future prospects.

RISKS ASSOCIATED WITH OUR COMMON STOCK

Our principal stockholder, directors and officers control a substantial number of shares of our common stock, decreasing your influence on stockholder decisions.

Zhanming Wu, our principal stockholder owns 13,000,000 shares, or approximately 46.72% of our outstanding shares, and has the right to designate four members of our Board of directors as long as he continues to own at least 30% of the outstanding shares. Our directors and officers own an additional 8,804,478 shares, or approximately 31.64% of our outstanding shares. As a result, Mr. Wu and our directors and officers as a group could have a significant influence in delaying, deferring or preventing any potential change in control of our company; they will be able to strongly influence the actions of our board of directors even if they were to cease being directors or officers of our company and can effectively control the outcome of actions brought to our stockholders for approval. Such a high level of ownership may adversely affect the exercise of your voting and other stockholder rights.

As a result of being a public company, we are subject to additional reporting and corporate governance requirements that will require additional management time, resources and expense.

As a public company we are obligated to file with the SEC annual and quarterly information and other reports that are specified in the Exchange Act. We are also subject to other reporting and corporate governance requirements under the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, all of which impose significant compliance and reporting obligations upon us and require us to incur additional expense in order to fulfill such obligations.

We have identified material weaknesses in our internal controls, and we cannot provide assurances that these weaknesses will be effectively remediated or that additional material weaknesses will not occur in the future. If our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results, prevent fraud, or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and may lead to a decline in our stock price.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Exchange Act. Though we have substantially improved our corporate governance and internal control policies, we have identified material weakness in our internal controls with respect to a lack of in-house US GAAP expertise. We will continue to take steps to remediate this material weakness and to improve our control process and procedures with respect to US GAAP expertise and in general as part of our continuing efforts to become compliant with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. However, there is no assurance as to whether and when we will establish an effective internal control over our financial reporting.

Our shares of common stock are from time to time thinly-traded, so stockholders may be unable to sell at or near ask prices or at all if they need to sell shares to raise money or otherwise desire to liquidate their shares.

Our common stock has from time to time been “thinly traded,” meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give stockholders any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

Our failure to meet the continued listing requirements of the NASDAQ Capital Market could result in a de-listing of our common stock.

Our shares of common stock are currently listed on the NASDAQ Capital Market.. If we fail to meet the requirements for continued listing on the NASDAQ Capital Market, the NASDAQ Capital Market may take steps to de-list our common stock. Such a de-listing would likely have a negative effect on the price of our common stock and would impair our stockholders’ ability to sell or purchase our common stock when they wish to do so. In the event of a de-listing, we would take actions to restore our compliance with the NASDAQ Capital Market’s listing requirements, but we can provide no assurance that any action taken by us would result in our common stock becoming listed again, or that any such action would stabilize the market price or improve the liquidity of our common stock.

We do not expect to pay dividends in the foreseeable future.

We do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any future earnings in the development and growth of our business. Therefore, investors will not receive any funds unless they sell their common stock, and stockholders may be unable to sell their shares on favorable terms. We cannot assure you of a positive return on investment or that you will not lose the entire amount of your investment in our common stock.

Certain provisions of the General Corporation Law of the State of Delaware may have anti-takeover effects, which may make an acquisition of our company by another company more difficult.

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware, which prohibits a Delaware corporation from engaging in any business combination, including mergers and asset sales, with an interested stockholder (generally, a 15% or greater stockholder) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The operation of Section 203 may have anti-takeover effects, which could delay, defer or prevent a takeover attempt that a holder of our common stock might consider in its best interest.

RISKS ASSOCIATED WITH DOING BUSINESS IN CHINA

Our business in China is operated through Suzhou Aishuo Network Information Co., Ltd (“Suzhou Aishuo”), a limited liability company organized in China and controlled by us via various contractual arrangements. Though we have less than 5% of our revenue currently generated in China, we expect such portion will increase with the quick expansion of rollout of our China mobile application Aishuo in China. However, there are risks generally associated with doing business in China, as set forth in the following risk factors.

Our operations and assets in China are subject to significant political and economic uncertainties.

Changes in PRC laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition. Under its current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

We may have limited legal recourse under PRC laws if disputes arise under our contracts with third parties.

The Chinese government has enacted laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If our new business ventures are unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these acquired companies. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under PRC law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

Failure to comply with the U.S. foreign corrupt practices act and Chinese anti-corruption laws could subject us to penalties and other adverse consequences.

Our executive officers, employees and other agents are subject to anti-corruption and anti-bribery laws including China’s anti-corruption laws and the U.S. Foreign Corrupt Practices Act, or the FCPA, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. In addition, we are required to maintain records that accurately and fairly represent our transactions and have an adequate system of internal accounting controls. Foreign companies, including some that may compete with us, are not subject to these prohibitions, and therefore may have a competitive advantage over us. The PRC also strictly prohibits bribery of government officials. However, corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC.

While we intend to implement measures to ensure compliance with the FCPA and China’s anti-corruption laws by all individuals involved with our company, our employees or other agents may engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in practices that violate either U.S or PRC laws, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations. In addition, our brand and reputation, our sales activities or our stock price could be adversely affected if we become the target of any negative publicity as a result of actions taken by our employees or other agents.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China has only permitted provincial and local economic autonomy and private economic activities the last three decades, and, as a result, we are dependent on our relationship with the local government in the province in which we operate our business. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Uncertainties with respect to the governing regulations could have a material and adverse effect on us.

There are substantial uncertainties regarding the interpretation and application of the laws and regulations in the greater China area, including, but not limited to, the laws and regulations governing our business and our ownership of the equity interests in our PRC subsidiaries. PRC laws and regulations are frequently subject to change due to rapid economic and social development and many of them were newly enacted within the last 10 years. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business permits and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to the PRC subsidiary by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found to be in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholder. We will not receive any of the proceeds resulting from the sale of common stock by the Selling Stockholder. However, we will receive the proceeds from the exercise price of the Warrants. We will receive approximately $500,000 if all of the warrants are exercised, which we will use for general corporate purposes and as working capital.

SELLING STOCKHOLDER

This prospectus relates to the resale by Bespoke Growth Partners, Inc. (“Bespoke” or the “Selling Stockholder”) of up to 941,667 shares of common stock, which consist of 108,333 shares of common stock and an additional 833,334 shares issuable upon exercise of Warrants, issued in consideration for Bespoke’s assistance in identifying sources of financing, merger and acquisition opportunities and strategic business alliances, pursuant to a Consulting Agreement dated October 17, 2017. The Warrants are exercisable until December 31, 2017 at an exercise price of $0.60 per share.

Neither Bespoke nor any of its affiliates has held any position, office or other material relationship with us or with any of our predecessors or affiliates during the last three years. The following table sets forth the number of shares of our common stock beneficially owned by Bespoke before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Except as set forth below, Bespoke is not a broker-dealer or an affiliate of a broker-dealer. As of October 24, 2017, we had outstanding 9,118,177 shares of common stock.

We have assumed all shares of common stock reflected on the table will be sold from time to time in the offering covered by this prospectus. Because the Selling Stockholder may offer all or any portions of the shares of common stock listed in the table below, no estimate can be given as to the amount of those shares of common stock covered by this prospectus that will be held by the Selling Stockholder upon the termination of the offering.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Before Offering		Number of Shares of Common Stock Offered		Number of Shares of Common Stock Owned After Offering	Percentage of Common Stock Beneficially Owned After Offering
Bespoke Growth Partners, Inc.(1)	952,167	(2)	941,667	(2)	10,500	*

*Less than one percent.

(1) Mark Peikin exercises sole voting and investment authority over all of our securities owned by Bespoke Growth Partners, Inc, and thus is deemed to beneficially own such shares pursuant to Rule 13d-3 under the Exchange Act. The address for Mr. Peikin and Bespoke Growth Partners, Inc., is 7957 N. University Drive, Parkland, Florida 33067.

(2) Includes 833,334 shares issuable upon exercise of the Warrants.

PLAN OF DISTRIBUTION

The Selling Stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the Shares on The NASDAQ Capital Market or any other stock exchange, market or trading facility on which our shares of common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling Shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such Shares at a stipulated price per Share;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell the Shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the Shares, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the Shares.

Because the Selling Stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any Shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholders has advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the Shares by the Selling Stockholder.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

We agreed to keep this prospectus effective for a period of two years.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Articles 7 and 8 of our Articles of Incorporation provide as follows:

“7.	To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

8.	The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation. Any amendment, repeal or modification of this paragraph shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the Shares offered by this prospectus will be passed upon for us by Eaton & Van Winkle LLP, New York, New York.

EXPERTS

The consolidated financial statements of One Horizon Group, Inc. as of and for the years ended December 31, 2016 and 2015 appearing in our Annual Report (Form 10-K) for the year ended December 31, 2016 have been audited by Cherry Bekaert LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm, as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information that we file with the Commission at the Commission’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The Commission maintains an Internet website (http://www.sec.gov) that contains reports, proxy statements and information statements and other information regarding issuers that file electronically with the Commission. Our Commission filings are also available on our Internet website (http://www.one horizongroup.com). The information contained on or connected to our website is not, and you must not consider the information to be, a part of this prospectus supplement.

We have filed with the Commission a registration statement on Form S-3 (Registration No. 333-221300), of which this prospectus is a part, under the Securities Act with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information concerning our company and the securities offered hereby, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as exhibits to the registration statement, each such statement being qualified in all respects by such reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering, and also between the date of the initial registration statement and prior to effectiveness of the registration statement.

The following documents filed with the SEC are incorporated by reference in this prospectus (other than, in each case, documents or information therein deemed to have been furnished and not filed in accordance with SEC rules):

●	our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on April 11, 2017;

●	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 12, 2017, and for the quarter ended June 30, 2017, filed with the SEC on August 14, 2017;

●	our Current Reports on Form 8-K filed with the SEC on April 17, 2017; May 1, 2017; July 14, 2017; July 18, 2017; July 28, 2017; August 4, 2017; August 23, 2017; September 8, 2017; September 25, 2017; October 6, 2017; October 10, 2017; and November 7, 2017; and

●	the description of our common stock contained in the our Registration Statement on Form 8-A filed with the SEC on July 2, 2014 (File No. 001-36530), including any amendment or report filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Item 2.02 or Item 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

You may obtain a copy of these filings, without charge, by writing or calling us at:

One Horizon Group, Inc.

34 South Molton Street, London W1K 5RG, United Kingdom

Attention: Martin Ward

+44(0)20 7409 5248

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of those documents.